                                                                 Exhibit 12(c)

                                   Louisiana Power and Light Company
                       Computation of Ratios of Earnings to Fixed Charges and
                    Ratios of Earnings to Fixed Charges and Preferred Dividends

                                                                                     Years Ended
                                                                ------------------------------------------------------
                                                                                     December 31,
                                                                  1989       1990        1991       1992        1993
                                                                ------------------------------------------------------
                                                                          (In Thousands, Except for Ratios)
Fixed charges, as defined:
  Interest on mortgage bonds                                   $155,640    $101,996   $ 97,324    $ 68,247    $ 60,939
  Interest on long-term debt - other                             25,400      52,361     61,492      60,425      63,694
  Interest on notes payable                                        ---           87       ---          150         898
  Interest on lease (nuclear)                                     9,475       8,756      7,086       5,092       4,574
  Other interest charges                                         11,300       6,378      5,924       5,591       5,706
  Amortization of expense and premium on debt - net(cr)           2,260       3,397      3,282       7,100       5,720
  Interest applicable to rentals                                  4,415       4,150      4,295       4,271       3,945
                                                               -------------------------------------------------------
Total fixed charges, as defined                                 208,490     177,125    179,403     150,876     145,476

Preferred dividends, as defined (a)                              59,009      42,365     41,212      42,026      40,779
                                                               -------------------------------------------------------
Fixed charges and preferred dividends, as defined              $267,499    $219,490   $220,615    $192,902    $186,255
                                                               =======================================================
Earnings as defined:

  Net Income                                                   $106,613    $155,049   $166,572    $182,989    $188,808
  Add:
    Provision for income taxes:
      Federal and State                                          29,069      62,236      8,684      36,465      70,552
    Deferred Federal and State - net                              7,840      (9,655)    67,792      51,889      43,017
    Investment tax credit adjustment - net                       20,822      26,646      8,244      (1,317)     (2,756)
    Fixed charges as above                                      208,490     177,125    179,403     150,876     145,476
                                                               -------------------------------------------------------

Total earnings, as defined                                     $372,834    $411,401   $430,695    $420,902    $445,097
                                                               =======================================================
Ratio of earnings to fixed charges, as defined                     1.79        2.32       2.40        2.79        3.06
                                                               =======================================================

Ratio of earnings to fixed charges and
 preferred dividends, as defined                                   1.39        1.87       1.95        2.18        2.39
                                                               =======================================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.
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